Exhibit 2.3
--------------------------------------------------------------------------------

         THIS AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE (the "Amendment") is made and entered into this __day of May, 2003 by and between NATIONAL RESIDENTIAL PROPERTIES, INC., a Nevada corporation (hereinafter referred to as the "Seller") and SALOMON YUKEN and/or assigns (hereinafter referred to as the "Purchaser").

                                   WITNESSETH:
                                   ----------

         WHEREAS, the Seller and the Purchaser entered into and executed an Agreement for Purchase and Sale dated January 10, 2003 (the "Agreement"), pursuant to which the Seller agreed to sell to the Purchaser, and the Purchaser agreed to purchase from the Seller, all of the Seller's interest in and to the parcel of real property (the "Property") owned by the Seller located at 2217 N.W. 7th Street, Miami, Florida; and

         WHEREAS, the Seller and the Purchaser have agreed to amend and modify certain of the terms and provisions contained within the Agreement, in the manner hereinafter set forth;

         NOW, THEREFORE, for and in consideration of the sum of TEN AND NO/100 ($10.00) DOLLARS and other good and valuable considerations, the receipt of which is hereby acknowledged, it is hereby agreed as follows:

         1. The Purchase Price, as said term is defined within Section 1.1 of the Agreement, is hereby reduced and shall be in the amount of ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 ($1,500,000.00) DOLLARS.

         2. The Closing Date, as said term is defined within Section 2.1 of the Agreement, shall be on or before July 1, 2003.

         3. At the Closing of the transaction contemplated by the Agreement, the Purchaser shall tender the additional sum of FIFTY THOUSAND AND NO/100 ($50,000.00) DOLLARS to the Seller as reimbursement to the Seller for architectural and engineering expenses previously incurred by the Seller with respect to the Property.

         4. The Purchaser, by virtue of the Purchaser's execution of this Amendment, hereby acknowledges that all conditions precedent to the closing of the transactions contemplated by the Agreement (save and except for the obligation of the Seller to convey good and marketable title to the Property) have been met and ratified or have been waived by the Purchaser. Accordingly, the Purchaser acknowledges that the Purchaser is satisfied with (i) the status of title to the Property; (ii) the physical condition of the Property; and (iii) the status of all governmental permits and approvals applicable to the Property (other than the issuance of the building permits and impact fees which shall be paid for by the Purchaser). It is understood that building plans are at the City of Miami Building department being reviewed for approval and issuance. It remains Seller's responsibility to deliver building plans "READY TO BE ISSUED" status. It remains Purchaser's responsibility to pay for building permits and impact fees.

         5. Section 2.3(k) is hereby deleted from the Agreement.

         6. METRO-DADE TITLE CO. (the "Escrow Agent") joins into this Amendment in order to confirm the receipt by the Escrow Agent of total deposits in the amount of ONE HUNDRED THOUSAND AND NO/100 ($100,000.00) DOLLARS placed by the Purchaser under the Agreement.

         Except as herein modified and amended, each and every on of the terms, provisions, covenants and agreements contained within the Agreement shall remain unmodified and shall continue in full force and effect.

         IN WITNESS WHEREOF, this Amendment has been entered into as of the date first set forth hereinabove.

WITNESSES:                              SELLERS:

 /s/ CHRISTOPHER ASTROM                 NATIONAL RESIDENTIAL PROPERTIES, INC.,
--------------------------------------  a Nevada corporation
Printed Name: Christoper Astrom
             -------------------------

 /s/ INGRID YUKEN
--------------------------------------
Printed Name: Ingrid Yuken              By: /s/ RICHARD ASTROM
             -------------------------     -------------------------------------

                                        PURCHASER:
 /s/ L. POWERS                           /s/ SALOMON YUKEN
--------------------------------------  ----------------------------------------
Printed Name: L. Powers                 SALOMON YUKEN and/or assignee
             -------------------------

 /s/ M. RODRIGUEZ
--------------------------------------
Printed Name: M. Rodriguez
             -------------------------

 /s/ BARBARA PICCIONE                   ESCROW AGENT:
--------------------------------------  METRO-DATE TITLE CO.
Printed Name: Barbara Piccione
             -------------------------


                                        By: /s/ J. CRESIDERO
                                           -------------------------------------
















                                       30